Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS DECEMBER SALES RESULTS;

ANNOUNCES RESTRUCTURING PLANS AND OTHER CHARGES;

REVISES EARNINGS GUIDANCE FOR THE FOURTH QUARTER OF 2006; AND

ANNOUNCES PRELIMINARY EARNINGS GUIDANCE FOR 2007

BJ’s Management to Hold Conference Call Today at 8:30 a.m. Eastern Time

NATICK, MA — January 4, 2007 — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for December 2006 increased by 5.0% to $1.014 billion from $965.6 million in December 2005. On a comparable club basis, sales increased by 0.6% for the month of December, including a contribution from sales of gasoline of approximately 100 basis points. Last year, the Company reported a comparable club sales increase of 1.4% for December, including a contribution from sales of gasoline of 40 basis points.

For the month of January 2007, the Company expects comparable club sales to increase by 1% to 3%, including a contribution from sales of gasoline of approximately 1%. The Company now expects that lower-than-planned sales and margins during the fourth quarter will have a negative impact on fourth quarter and full year earnings of approximately $.18 to $.20 per diluted share.

The Company also announced plans to close its two ProFoods Restaurant Supply locations, and to close its 46 in-club pharmacies. In connection with these closings, the Company plans to establish a reserve for certain closing-related expenses during the fourth quarter of 2006. The Company estimates that the amount of the reserve will be in the range of $20 to $22 million post-tax, or $.30 to $.33 per diluted share, of which $7 to $9 million will be cash expenditures.

During the fourth quarter of 2006, the Company also expects to record severance expense and asset impairment charges and to further increase its reserve for claims by various credit card issuing banks. The Company estimates that the amount of those charges will be $8 to $10 million post-tax, or $.12 to $.15 per diluted share, of which $3 to $4 million will be cash expenditures.

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BJ’s Wholesale Club

December Sales Results

January 4, 2007

Based on management’s current forecast for fourth quarter sales and margin results and the establishment of the various reserves referred to above, the Company has lowered its earnings guidance for the fourth quarter of 2006 to a range of $.17 to $.25 per diluted share. The Company’s previous guidance for the fourth quarter, issued on November 14, 2006, was for diluted earnings per share of $.83 to $.87.

For the full fiscal year ending February 3, 2007, the Company now expects to report earnings in the range of $1.07 to $1.15 per diluted share. This guidance includes approximately $.08 post-tax of operating loss related to the two ProFoods Restaurant Supply locations.

The Company also announced preliminary earnings guidance for the year ending February 2, 2008 of $1.60 to $1.70 per diluted share. This assumes an annual comparable club sales increase of 2% to 3%, including a contribution from sales of gasoline of 0% to 1%.

BJ’s management will hold a conference call today at 8:30 a.m. Eastern Time to discuss these announcements as well as management changes announced today in a separate press release.

Sales Results for December 2006

($ in thousands)

Five Weeks Ended		% Change
December 30,	December 31,	Net	Comp.
2006	2005	Sales	Sales
$1,014,371	$965,622	5.0%	0.6%

Forty-eight Weeks Ended		% Change
December 30,	December 31,	Net	Comp.
2006	2005	Sales	Sales
$7,619,017	$7,260,018	4.9%	1.1%

The Company provided the following additional information regarding BJ’s Wholesale Club comparable club sales for December 2006:

•	Sales were strongest in weeks four and five.

•	By major region, sales were strongest in Upstate New York and softest in the Southeast.

•	Excluding sales of gasoline, traffic decreased by approximately 1% and the average transaction amount was approximately flat to last year.

•	Sales of food increased by approximately 2% and general merchandise sales decreased by about 3%

•	Merchandise categories with the strongest sales increases compared to last year included Christmas, electronics, paper products, plastic bags and wraps, produce, small appliances, soda & water, storage and video games. Weaker categories versus last year included apparel, frozen foods, furniture, giftware, jewelry, prerecorded video, snow removal, tires, toys and watches.

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BJ’s Wholesale Club

December Sales Results

January 4, 2007

The Company currently operates 171 BJ’s Wholesale clubs in 16 states. BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Conference Call at 8:30 a.m. Eastern Time Today

BJ’s management plans to hold a conference call today at 8:30 a.m. Eastern Time to discuss these announcements as well as management changes announced today in a separate press release. The dial in number for the conference call is 719-457-2644. To access the webcast, visit www.bjsinvestor.com/medialist.cfm. An archive of the webcast will be available for approximately ninety days.

Forward-Looking Statements

Statements contained in this press release that are not purely historical, including expected January 2007 sales, earnings guidance and estimated restructuring and other charges, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, changes in estimates for restructuring and other charges, levels of gasoline profitability, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, competitive conditions, success in settling lease obligations for closed clubs and credit and debit card claims, and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 28, 2006. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimate as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change.

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